Exhibit 5.1.1

[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]

July 8, 2005

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”), and Capital One Capital II, Capital One Capital III and Capital One Capital IV, each a statutory trust formed under the laws of the State of Delaware (a “Trust” and together, the “Trusts”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) unsecured debt securities of the Company (the “Debt Securities”), including senior debt securities of the Company (the “Senior Debt Securities”) and subordinated debt securities of the Company (the “Subordinated Debt Securities”); (ii) shares of the Company’s preferred stock, par value $0.10 per share (the “Preferred Stock”); (iii) shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”); (iv) depositary

Capital One Financial Corporation

shares representing Preferred Stock (the “Depositary Shares”); (v) preferred securities (the “Trust Preferred Securities”) of each of the Trusts; (vi) junior subordinated debt securities (the “Junior Subordinated Debt Securities”) issued in connection with the offering of the Trust Preferred Securities of each of the Trusts; (vii) guarantees by the Company of certain payments on the Trust Preferred Securities of each of the Trusts (the “Guarantees”); (viii) purchase contracts for the purchase or sale of Debt Securities, Preferred Stock or Common Stock or other securities, currencies or commodities (the “Purchase Contracts”); and (ix) units of the Company comprised of any combination of Common Stock, Purchase Contracts, Debt Securities, or other securities of the Company or third parties (the “Units”). The Debt Securities, Preferred Stock, Common Stock, Depositary Shares, Trust Preferred Securities, Junior Subordinated Debt Securities, Guarantees, Purchase Contracts and Units are collectively referred to as the “Securities.” The Securities being registered under the Registration Statement will have an aggregate initial offering price of up to U.S. $1,000,000, or the equivalent thereof in one or more other currencies, and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture (the “Senior Indenture”) between the Company and BNY Midwest Trust Company, as trustee (the “Trustee”). The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Indenture,” and together with the Senior Indenture, the “Debt Indentures”) to be entered into between the Company and the Trustee.

The Depositary Shares are to be issued under one or more deposit agreements to be entered into among the Company, the depositary to be named therein, and the holders from time to time of depositary receipts issued thereunder (each such deposit agreement, a “Deposit Agreement”).

The Trust Preferred Securities are to be issued under amended and restated declarations of trust (each such amended and restated declaration of trust, a “Declaration of Trust”) to be entered into among the Company and the trustees of the applicable Trust named therein.

The Junior Subordinated Debt Securities are to be issued under indentures (each such indenture, a “Junior Subordinated Indenture”) to be entered into between the Company and The Bank of New York, as trustee.

The Guarantees are to be issued under guarantee agreements (each such guarantee agreement, a “Guarantee Agreement”) to be entered into between the Company and The Bank of New York, as guarantee trustee.

The Purchase Contracts are to be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein on behalf of holders from time to time of Purchase Contracts.

Capital One Financial Corporation

The Units are to be issued under one or more unit agreements (each, a “Unit Agreement”) to be entered into among the Company, one or more institutions as identified in the applicable Unit Agreement, and the holders from time to time of the Units.

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the Senior Indenture, the form of Subordinated Indenture, the form of Declaration of Trust including the form of Trust Preferred Security attached as an exhibit thereto, the form of Junior Subordinated Indenture including the form of Junior Subordinated Debt Security included therein and the form of Guarantee Agreement. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.              The Debt Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Indenture or the Subordinated Indenture, as applicable.

2.              The Preferred Stock will be duly and validly issued, fully paid and nonassessable.

3.              The Common Stock will be duly and validly issued, fully paid and nonassessable.

4.              The Depositary Shares will be valid, binding and enforceable obligations of the Company.

5.              The Junior Subordinated Debt Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Junior Subordinated Indenture.

6.              The Guarantees will be valid, binding and enforceable agreements of the Company, entitled to the benefits of the applicable Guarantee Agreement.

7.              The Purchase Contracts will be valid, binding and enforceable obligations of the Company.

8.              The Units will be valid, binding and enforceable obligations of the Company.

Capital One Financial Corporation

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) the terms of all Securities will conform to the forms thereof, as applicable, and the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ii) the stock certificates evidencing the Preferred Stock will be in a form that complies with, and the terms of such Preferred Stock will be duly established in accordance with, the Delaware General Corporation Law, (iii) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (iv) the Company will authorize the offering and issuance of the Securities and will authorize, execute and deliver the applicable Debt Indenture, Deposit Agreement, Declaration of Trust, Junior Subordinated Indenture, Guarantee Agreement, Purchase Contract Agreement or Unit Agreement with any amendments or supplemental indentures thereto and any other documents contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action, (v) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and (vi) in the case of the Preferred Stock and the Common Stock, a sufficient number of shares will be authorized and available for issuance and the consideration therefor will not be less than the par value of the shares of the Preferred Stock or Common Stock, as applicable.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (excluding federal and state laws applicable to depository institutions and their holding companies in particular).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and the use of our name under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Capital One Financial Corporation

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By___________/s/ Raymond B. Check____________
                          Raymond B. Check, a Partner